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                                                                  Exhibit 10.5

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is made and entered into as of this 3rd day of January, 1997, by and among CREATIVE CONCEPTS IN ADVERTISING, INC., a Michigan corporation (the "Employer"), HA-LO INDUSTRIES, INC., an Illinois corporation ("HA-LO"), and JON SLOAN (hereafter "Executive").

         WHEREAS, Employer is engaged in the business of the sale and distribution of advertising specialty and similar products and services;

         WHEREAS, the Employer provides services to a wide range of customers engaged in various business endeavors throughout the United States and Canada, and during the course of such services, Employer has established customer bases, customer lists and ongoing relationships with their customers;

         WHEREAS, as of the date hereof (the "Effective Date"), HA-LO has acquired, by and through a unitary transaction, all of the outstanding shares of capital stock of the Employer pursuant to and in accordance with the terms and conditions of that certain Agreement and Plan of Merger and Plan of Reorganization dated as of
                        , 1996 (the "Plan of Merger");

         WHEREAS, Executive's agreement to enter into this Employment Agreement was a material inducement to HA-LO to enter into the Plan of Merger and consummate the transactions thereunder;

         WHEREAS, Executive has had and will continue to be granted direct and substantial exposure to the customers and prospective customers of the Employer, and during the term of this Employment Agreement, Executive may have direct and substantial exposure to the customers and prospective customers of Employer, HA-LO, HA-LO's wholly and partially-owned subsidiaries and affiliates, and other entities owned or controlled, in whole or in part, by HA-LO (such entities are hereafter collectively "Related Entities");

         NOW, THEREFORE, in consideration of the foregoing premises, HA-LO's consummation of the transactions under the Plan of Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Executive, Employer and HA-LO, intending to be legally bound, hereby agree as follows:

         1. RECITALS. Each of the above recitals is incorporated in this Employment Agreement and shall be binding upon the parties hereof. Reference is hereby made to the Plan of Merger. This Employment Agreement supersedes any and all previous agreements, understandings and commitments relating to Executive's employment with the Employer. Executive understands and agrees that each such agreement, understanding and commitment relating to his continued employment with the Employer is revoked and cancelled, with no further rights or obligations on the part of either party thereto.

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         2. EMPLOYMENT; DUTIES. The Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, as the Vice-President of Sales of Employer, on the terms and subject to the conditions set forth herein. During the "Term" (as hereafter defined), Executive shall devote his full business time and best efforts to the performance of all duties pertaining to the Employer as shall be assigned to him from time-to-time, and shall not engage in any other business activity nor be gainfully employed other than pursuant to this Agreement. Such duties shall be of an executive nature and consistent in scope and responsibility with the title of Vice-President of Sales. The performance of Executive's duties hereunder shall be subject to the supervision, advice and direction of the President and Board of Directors of Employer.

         3. COMPENSATION. As consideration for Executive's services hereunder, the Employer shall pay to Executive an aggregate annual base salary of not less than Seventy-Five Thousand Dollars ($75,000) (less applicable withholdings) ("Salary"), in equal semi-monthly installments. HA-LO agrees that, subject to satisfaction of performance criteria made applicable to him, the Employer shall cause HA-LO to offer Executive the right to participate in the HA-LO Industries, Inc. Stock Plan (the "Stock Plan", a true and correct copy of which has been furnished to the Executive and by this reference expressly incorporated herein and made a part hereof), for its management employees, as a group.

         4. ADDITIONAL COMPENSATION. As additional consideration for Executive's services hereunder, the Employee shall pay Executive an amount equal to one percent (1%) of the "gross receipts of Employer" (as herein defined) with respect to sales programs which Executive directly oversees or administers on behalf of the Employer, including but not limited to the General Electric and Allied Signal programs. The term "gross receipts of Employer" shall mean the gross revenues by Employer applicable returns. The term "programs" shall mean all the gross revenues actually received by Employer or related entitles from its clients or customers, such as General Electric and Allied Signal. Additional compensation shall be payable by Employer to Executive within thirty days following the conclusion of each quarter (March 31, June 30, September 30 and December 31).

         5. FRINGE BENEFITS. Subject to applicable law, and the rules and policies adopted by HA-LO's and Employer's Board from time-to-time, Employer shall provide Executive with such non-performance related fringe benefits (including, but not limited to, group health and dental coverage, group life and disability insurance, and the right to participate in qualified pension and welfare benefit plans), as are provided generally to the employees of Employer, as a group.

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         6. EXPENSE REIMBURSEMENT. Subject to the rules, policies and regulations of the Employer in effect from time to time and applicable to its employees, Executive shall be entitled to reimbursement by the Employer for all reasonable and customary travel, business entertainment and other business-related expenses incurred by him in carrying out his duties under this Employment Agreement.

         7. TERMINATION.

                  (a) TERMINATION. The term of this Employment Agreement (the "Term") and Executive's employment hereunder shall commence as of the date hereof and terminate at the earlier of (i) the third (3rd) anniversary of the date hereof, or (ii) the first to occur of any of the following events: (1) the mutual agreement of the Employer and Executive to so terminate this Employment Agreement, (2) the death or "disability" (as hereafter defined) of Executive, or (3) HA-LO's written election to cause the Employer to terminate this Employment Agreement and Executive's employment hereunder "for Cause" (as hereafter defined).

                  (b) DISABILITY DEFINED. As used in this Employment Agreement, the term "disability" shall mean any mental, physical or emotional disability or condition which is reasonably expected to last for a continuous period of one hundred twenty (120) days or more, and which may reasonably be expected to prevent Executive from fully performing his duties hereunder. A disability shall be determined by a physician selected by the Employer who shall be a specialist in internal medicine.

                  (c) "FOR CAUSE" DEFINED. As used in this Employment Agreement, the term "for Cause" shall mean any one or more of the following: (1) Executive's theft, embezzlement, fraud or misappropriation of funds, or conspiracy with others to cause same, (2) any breach of fiduciary duty, abuse of trust or other material act of dishonesty by Executive, or Executive's violation of any other material law or ethical rule relating to his employment, (3) Executive's commission of or participation in a felony or other crime involving moral turpitude, (4) Executive's refusal to comply with the lawful directives rules or policies of HA-LO's or Employer's Board, (5) an indictment or information is issued against HA-LO or Employer alleging criminal liability due to actions taken or failed to be taken by Executive without the consent of HA-LO's or Employer's Board, which indictment or information is not dismissed with prejudice within one hundred twenty
         (120) days thereafter, or (6) upon Executive's breach of any material representation or material covenant set forth in this Employment Agreement and failure to substantially cure same within thirty (30) days following written notice by Employer or HA-LO.

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                  (d) EFFECT UPON TERMINATION. In the event the Term of this
         Employment Agreement is terminated by reason of death, disability or termination for Cause, all rights, duties and obligations of the parties pursuant to this Employment Agreement shall terminate, except to the extent of Executive's Salary and Additional Compensation accrued through the date of termination, and Executive's accrued and vested benefits (after giving effect to the cause of such termination) under the Stock Plan. In the event Executive's employment shall terminate by reason of the expiration of the Term, Executive shall not be entitled to severance pay notwithstanding any contrary policies and practices of HA-LO or Employer.

                  (e) SURVIVAL OF COVENANTS. Upon termination of the Term of this Employment Agreement for any reason (except termination by HA-LO or Employer other than for cause), the provisions of this Section 7, and the terms and conditions of Sections 8 through 12 of this Employment Agreement, shall remain in full force and effect, and shall be binding on and enforceable against Executive, Employer and HA-LO as though such termination had not occurred. Executive hereby acknowledges that his agreement to the survival of the terms and conditions of Sections 8 through 12 of this Employment Agreement constitute a material inducement to HA-LO to enter into this Employment Agreement.

         8. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to and with Employer and HA-LO that Executive is not bound by or subject to, and that he has not entered into, any covenants, agreements or restrictions which would be breached or violated by Executive's execution of this Employment Agreement or by Executive's performance of his duties hereunder. Without limiting the generality of the foregoing, Executive is not subject or party to any continuing covenants, agreements or restrictions, whether or not limited in time or geographical scope, arising out of any prior work engagement involving Executive and another party. Executive further represents and warrants to and with Employer and HA-LO that, as of the date hereof, he has not breached or violated any representation, warranty, covenant or agreement set forth in this Employment Agreement, and as of the date hereof there does not exist any breach or violation of any representation, warranty, covenant or agreement set forth in this Employment Agreement.

         9. CONFIDENTIALITY. Executive acknowledges that by virtue of the corporate offices he previously maintained with the Employer, the corporate offices he maintains pursuant to the terms of this Employment Agreement, he has been and will continue to be granted access to, and has learned and may continue to learn of, information regarding the Related Entities which is of a confidential, private or sensitive nature (e.g., business strategies and goals, financial projections and objectives, advertising campaigns and strategies, graphic designs and other

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materials, use and utilization of tradenames, trademarks, patents, copyrights and other registrable properties, pricing systems, product and service costs, product and service designs, product and service margins, customer lists and records, customer information, purchaser lists and records, purchaser information, mark-ups and margins, marketing techniques, supplier and vendor information, product content, and, generally, such other confidential information, trade secrets and proprietary information) which give, or may give, the Related Entities an advantage in the marketplace against competitors (all of the foregoing, together with such other data and information intended by its holder to constitute an asset or property the rights in or to which are protectable as against third parties, are hereafter collectively referred to as "Proprietary Information"). Executive agrees that during the Term and thereafter, for any reason whatsoever, Executive shall hold and keep secret all Proprietary Information previously known to him or at any time hereafter disclosed to or learned by him, and Executive shall not directly or indirectly disclose such Proprietary Information to any person, firm, court, governmental agency or corporation, or in any manner use the same, except in connection with the business and affairs of the Employer and HA-LO.

         10. NON-COMPETITION. Executive covenants that during the Term and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, in the United States, for his own account or as an employee, consultant, agent, partner, joint venturer, owner or officer of any other person, firm, partnership, corporation or other entity, or any other capacity, in any way conduct or engage in any business directly competitive with the business of the Employer the nature of which business Executive shall have general oversight responsibility on behalf of Employer as of the date of the termination of the Term or for a period of six (6) months prior thereto, it being the understanding of the parties that the Executive shall generally be charged with the oversight of the sales operation of the Employer.

         11. NON-SOLICITATION. Executive hereby covenants and agrees that during the Term and for a period of two (2) years thereafter, he shall not, directly or indirectly, for his own account, or as an employee, consultant, agent, partner, joint venturer, owner or officer of any other person, firm, partnership, corporation or other entity, or in any other capacity, in any way call upon or solicit, any person or entity which then is, or at any time prior thereto was, a customer or Prospective Customer of the Employer or HA-LO. For purposes of this Employment Agreement, the term "Prospective Customer" shall mean any person, firm, partnership, corporation or other entity to which the Employer or HA-LO has made a written presentation or proposal, or presented written materials at a meeting, within the six (6) month period immediately prior to the date upon which this Employment Agreement terminates.

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         12. NON-DISTURBANCE. Executive hereby covenants and agrees that during the Term and for a period of two (2) years thereafter, he shall not, directly or indirectly, for his own account, or as an employee, consultant, agent, partner, joint venturer, owner or officer of any other person, firm, partnership, corporation or other entity, or in any other capacity solicit or otherwise interact with any employee or agent of the Employer or HA-LO which solicitation or contact may reasonably lead such employee or agent to terminate his employment with the Employer or HA-LO.

         13. REMEDIES.

         Executive acknowledges that compliance with the restrictive covenants set forth in Sections 8 through 12 herein is necessary to protect the business, goodwill and Proprietary Information of the Related Entities, and that a breach of these restrictions may irreparably and continually damage such entity, for which monetary damages may not be adequate. Consequently, Executive agrees that, in the event that he violates or breaches any of these covenants, the Employer and/or HA-LO shall be entitled to both (1) a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm, and (2) monetary damages insofar as they can be determined. Nothing in this Employment Agreement, however, shall be construed to prohibit an aggrieved entity from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that the Employer or HA-LO may, in their sole discretion, choose to enforce the restrictive covenants in Sections 8 through 12 hereof, in part, or to enforce any of said restrictive covenants to a lesser extent than that set forth herein.

         14. REVISION. In the event that any of the provisions, covenants, warranties or agreements in Sections 7 through 10, inclusive, of this Employment Agreement are held to be in any respect an unreasonable restriction upon or are otherwise invalid, for whatsoever cause, then the court so holding shall reduce and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates, or the scope of activity to which it pertains or effect any other change to the extent necessary to render any of the restrictions of this Employment Agreement enforceable.

         15. GENERAL PROVISIONS.

                  (a) SEVERABILITY. Each of the terms and provisions of this Employment Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

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                  (b) BINDING AGREEMENT. This Employment Agreement shall be
         binding upon the parties, their heirs, successors, personal representatives and assigns. The Employer or HA-LO may assign this Agreement to their successors in interest to the business, or part thereof, of the Employer or HA-LO, provided that the assignee assumes all of the liabilities of the assignor hereunder. Executive may not assign any of his obligations or duties hereunder.

                  (c) CONTROLLING LAW AND JURISDICTION. This Employment Agreement shall be governed by and interpreted and construed according to the laws of the State of Michigan. Executive, Employer and HA-LO all hereby consent to the sole and exclusive jurisdiction of the state and/or federal courts in Michigan, in the event that any disputes arise under this Employment Agreement.

                  (d) ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with regard to the subject matter hereof, and may not be changed orally, but only by an agreement in writing signed by the parties hereto.

                  (e) FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Employment Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Employment Agreement.

                  (f) HEADINGS. All numbers and Section headings are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any such Section.

                  (a) NOTICES. All notices which are required, permitted or contemplated hereunder to be given or made shall be given or made in writing by certified mail (return receipt requested) to HA-LO at 5980 West Touhy Avenue, Niles, Illinois, 60174, Attention: Chief Executive
         Officer, to Employer at           and to Executive at the last address
         shown in Executive's personnel file.

                  (b) GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

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         16. OPTIONS. Pursuant to the HA-LO Stock Plan, the Executive shall
receive       (       ) options to purchase HA-LO common stock under the
Plan to be granted as of the date hereof which shall in all cases be subject to the terms and conditions of the Plan; the options granted shall, generally, vest 50% upon the first anniversary date hereof and 50%
 on the second anniversary date of the date hereof, shall terminate ten years from the date hereof and shall have an exercise price equal to the arithmetic mean between the bid price and the ask price for HA-LO shares of common stock as quoted by the NASDAQ as of the date hereof.

         17. EXTENSION TO TERM. Employer and HA-LO shall have the option to continue the term of this Employment Agreement for additional three (3) year terms upon the same terms and conditions set forth herein.

         WHEREFORE, the parties have executed this Agreement on the date and year first above written.



CREATIVE CONCEPTS                                 HA-LO INDUSTRIES, INC.
IN ADVERTISING, INC.

By:                                               By:
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   Its:                                           Its:
       --------------------------------               -------------------------


                                                  -----------------------------
                                                             Jon Sloan






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